Exhibit 10.2

[EXECUTION VERSION]

REVENUE INTEREST AGREEMENT

Dated as of November 12, 2014

among

AXOGEN, INC.,

AXOGEN CORPORATION

and

THREE PEAKS CAPITAL S.A.R.L.

i

Section 6.13	Jurisdiction, Service of Process and Venue; Waiver of Jury Trial	8

ii

REVENUE INTEREST AGREEMENT

This REVENUE INTEREST AGREEMENT is made as of November 12, 2014 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), by and between AXOGEN, INC., a Minnesota corporation (“Borrower”), AXOGEN CORPORATION, a Delaware corporation (“AC” and, collectively with Borrower, and each individually, “Company”), and THREE PEAKS CAPITAL S.A.R.L., a Luxembourg company (“Three Peaks”), as administrative agent and collateral agent (in such capacity, together with its successors and assigns, “Administrative Agent”) for the Lenders (as defined in the Loan Agreement referred to below).

WITNESSETH:

WHEREAS, the Lenders have agreed to provide term loans to Borrower, which AC has agreed to guaranty, all as provided in the Loan Agreement (as defined below).

WHEREAS, to induce the Lenders to extend credit under the Loan Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company has agreed to grant to Lenders the Revenue Interest (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                            Definitions.  Capitalized terms used and not defined herein have the meanings ascribed to them in the Loan Agreement.  In addition, the following terms, as used herein, shall have the following meanings:

“AC” shall have the meaning set forth in the first paragraph hereof.

“Agreement” shall have the meaning set forth in the first paragraph hereof.

“Applicable Percentage” means:

(i)                                     initially, 3.75%; and

(ii)                                  if a second Borrowing shall have been made pursuant to Section 6.02 of the Loan Agreement, then from the date of such Borrowing, 4.80%.

“Borrower” shall have the meaning set forth in the first paragraph hereof.

“Company” shall have the meaning set forth in the first paragraph hereof.

“Depositary Bank” shall have the meaning set forth in Section 2.02(b)(i).

“Gross Revenue Account” shall have the meaning set forth in Section 2.02(b)(i).

“Lender Account” shall have the meaning set forth in Section 2.02(b)(i).

“Loan Agreement” means that certain term loan agreement, dated as of the date hereof, among Borrower, as borrower, AC and the other Subsidiary Guarantors from time to time party thereto, as guarantors, the lenders party thereto and Three Peaks, as administrative agent and collateral agent for the lenders and each other secured party, as such agreement is amended, supplemented, or otherwise modified, restated, extended, renewed, or replaced from time to time.

“Revenue Interest Amount” shall mean, for any period, an amount equal to the product of (a) the Applicable Percentage during such period and (b) Net Revenues for such period; provided that the amount of Net Revenues during any twelve-month period shall not exceed $30,000,000 for purposes of calculating the Revenue Interest Amount.

“Revenue Interest Period” shall mean the period from and including the initial Borrowing Date through the earliest of (a) the date that is ten (10) years after the initial Borrowing Date, (b) the first date on which (x) the Commitments have expired or been terminated, and (y) a Make-Whole Amount has been paid pursuant to Loan Agreement with respect to all Loans of all Borrowings made under the Loan Agreement, together with all other Obligations, in each case, indefeasibly in full in cash, and (c) the date on which the Make-Whole Amount is paid pursuant to Section 2.05, together with all other Obligations, in each case, indefeasibly in full in cash.

“Standalone Date” means the first date on which each of the following shall have occurred: (a) the Maturity Date, (b) the Commitments have expired or been terminated, and (c) all Obligations (other than those arising hereunder) have been paid in full indefeasibly in cash.

“True-Up Amount” shall have the meaning set forth in Section 4.01(c).

“True-Up Statement” shall have the meaning set forth in Section 4.01(c).

“Weekly Amount” shall have the meaning set forth in Section 2.02(b)(i).

“Weekly Report” shall have the meaning set forth in Section 2.02(b)(i).

“Year-to-Date Net Revenues” shall have the meaning set forth in Section 4.01(c).

“Year-to-Date Revenue Interest Amount” shall have the meaning set forth in Section 4.01(c).

Section 1.02                            Accounting Terms and Principles.  Section 1.02 of the Loan Agreement is hereby incorporated by reference as if set forth herein in its entirety.

Section 1.03                            Interpretation.  For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (a) the terms defined in this Agreement include the plural as well as the singular and vice versa; (b) words importing gender include all genders; (c) any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement; (d) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision; (e) references to days, months and years refer to calendar days, months and years, respectively; (f) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”; (g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”; and (h) accounting terms not specifically defined herein shall be construed in accordance with GAAP.  Unless otherwise expressly provided herein, references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted by the Loan Documents.

ARTICLE II

PAYMENTS

Section 2.01                            Purchase.  (a)  Upon the terms and subject to the conditions set forth in this Agreement and the Loan Agreement, Company hereby sells, assigns, transfer and conveys to Administrative Agent, on behalf of the Lenders, and Administrative Agent, on behalf of the Lenders, hereby purchases from Company, free and clear of all Liens (except Permitted Liens), the Revenue Interest Amount for the Revenue Interest Period.

(b)                                 Company and Administrative Agent, on behalf of Lenders, intend and agree that the sale, assignment and transfer of the Revenue Interest Amount for the Revenue Interest Period is a true sale by Company to Lenders, which provides Lenders with the full benefits of ownership of the Revenue Interest Amount for the Revenue Interest Period.  Company waives any right to contest or otherwise assert that this Agreement is other than a true sale by Company to Lenders in any bankruptcy or insolvency proceeding relating to Company.

(c)                                  Company hereby consents to Lenders or to Administrative Agent, on behalf of Lenders, recording and filing, at Company’s sole cost and expense, any UCC financing statements or other filings or recordations in any appropriate filing offices as is necessary or appropriate to perfect the sale by Company of the Revenue Interest Amount for the Revenue Interest Period.

Section 2.02                            Payment of Revenue Interest Amount.  (a)  Agreement to Pay.  Company shall pay the Revenue Interest Amount as described in Section 2.02(b).

(b)                                 Account Cash Flows.  (i)  Company shall use best efforts to ensure that all payments of Gross Revenues are deposited directly into a single account of Company with respect to which the applicable depositary bank (the “Depositary Bank”) shall have agreed in writing that the Depositary Bank will comply with Lender’s instructions directing disposition of funds therein without further consent of Company (the “Gross Revenue Account”).  The Gross Revenue Account shall be at Silicon Valley Bank, or such other financial institution satisfactory to Lender, in its reasonable discretion.  Company shall, on a weekly basis, calculate an amount equal to the product of (x) the Applicable Percentage at close of business on the last day of the prior week and (y) all Gross Revenue received during such prior week in the Gross Revenue Account (such product, the “Weekly Amount” for such prior week).  Within two (2) Business

Days following the last day of each week, Company shall (i) provide to Lender a report of the Weekly Amount (the “Weekly Report”) for the prior week and, (ii) wire, in immediately available funds, the Weekly Amount to such deposit account as may be specified by Administrative Agent or Majority Lenders from time to time in writing to Company (the “Lender Account”; for purposes of clarification, Obligors shall have no right, title or interest with respect to the Lender Account).  The remainder of such funds held in the Gross Revenue Account after distribution of the Weekly Amount will remain in the Gross Revenue Account.

(ii)                                  If any payment of Gross Revenues received by Company or any of its Subsidiaries shall be remitted by the applicable account debtor into an account other than the Gross Revenue Account, Company shall hold such payment in trust for the benefit of the Administrative Agent and Lenders, and ensure that such payment is deposited from such erroneous account into the Gross Revenue Account within two (2) Business Days.  Company shall cause all contracts entered into on or after the date hereof, which include any instructions for payments to Company or any of its Subsidiaries or Affiliates, to require that the applicable account debtor make payments the Gross Revenue Account.  Company shall use its best efforts to cause all contracts entered into prior to the date hereof, which include any instructions for payments to Company or any of its Subsidiaries or Affiliates, to be amended to require that the applicable account debtor make payments the Gross Revenue Account.

Section 2.03                            True-Up.  If the True-Up Amount set forth in any True-Up Statement delivered in accordance with Section 4.01(c) is negative, Company shall, within five (5) Business Days of receipt by Administrative Agent of such True-Up Statement, pay the absolute value of such amount to Administrative Agent, for the account of the Lenders.  If the True-Up Amount set forth in such True-Up Statement is positive, such positive amount (the “Credit Amount”) shall be applied as a credit against each succeeding Daily Amount until such Credit Amount has been exhausted.  In no event will there be any cash refund of any Credit Amount at any time.

Section 2.04                            Payments Generally.  (a)  Generally.  Company shall remit each amount due hereunder (other than the Revenue Interest Amount payable as described in Section 2.02(b)), to Administrative Agent, for the account of the Lenders, in Dollars, in immediately available funds, to an account to be designated by Administrative Agent by notice to Company, not later than 4:00 p.m. (Eastern time) on the due date therefor (with each such payment made after such time on such due date deemed to have been made on the next succeeding Business Day).  Each amount payable hereunder shall be made without deduction, set off or counterclaim.

(b)                                 Taxes.  Section 5.03 of the Loan Agreement is hereby incorporated by reference as if set forth herein in its entirety.

(c)                                  Default Interest.  If any amount required to be paid hereunder is not paid when due, the amount thereof shall accrue interest at a rate equal to 4.00% per annum (without duplication of interest payable pursuant to Section 3.02(b) of the Loan Agreement).

(d)                                 Maximum Amount.  Section 15.18 of the Loan Agreement is hereby incorporated by reference as if set forth herein in its entirety.

Section 2.05                            Make-Whole Amount After the Standalone Date.

(a)                                 Mandatory Payment.  (i)  Change of Control.  In the event of any Change of Control occurring after the Standalone Date, Borrower shall provide 30 days’ prior written notice of such Change of Control to Administrative Agent and, if within 10 days of receipt of such notice Administrative Agent notifies Borrower in writing that Majority Lenders require a payment of the Make-Whole Amount, Company shall pay the Make-Whole Amount on the date of such Change of Control.

(ii)                                  Material Adverse Change.  In the event of any Material Adverse Change occurring after the Standalone Date, Administrative Agent may notify Borrower in writing that Majority Lenders require a payment of the Make-Whole Amount, in which case, Company shall pay the Make-Whole Amount within one Business Day of such notice by Administrative Agent.

(iii)                               Event of Default.  Upon the occurrence of any Event of Default after the Standalone Date, then, and in every such event (other than an Event of Default described in Section 11.01(h), (i) or (j) of the Loan Agreement), and at any time thereafter during the continuance of such event, Majority Lenders may declare the Make-Whole Amount to be due and payable, and upon notice to Company by Administrative Agent, the Make-Whole Amount shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Company; and in case of an Event of Default described in Section 11.01(h), (i) or (j), the Make-Whole Amount shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Company.

(b)                                 Optional Payment.  Without limitation of Borrower’s rights under Section 3.03(a) of the Loan Agreement, Company may pay, at its option, the Make-Whole Amount at any time after the Standalone Date.

Section 2.06                            No Assumed Obligations.  Notwithstanding any provision in this Agreement or any other writing to the contrary, neither Administrative Agent nor any Lender is assuming any liability or obligation of Company or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether under any Loan Document or otherwise.  All such liabilities and obligations shall be retained by and remain obligations and liabilities of Company or its Affiliates.  Section 15.03 of the Loan Agreement is hereby incorporated by reference as if set forth herein in its entirety.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Administrative Agent, for the benefit of Administrative Agent and Lenders, as follows:

Section 3.01                            Ownership.  Company has not transferred, sold, or otherwise disposed of, or agreed to transfer, sell, or otherwise dispose of any portion of Gross Revenues other than as contemplated by this Agreement or as set forth on Schedule 1.  No Person other than Company has any right to receive the payments payable under any Material Agreement under which Company receives payments, other than Administrative Agent’s or Lenders’ rights with respect to the Revenue Interest Amount, from and after the initial Borrowing Date.

Section 3.02                            Certain Other Representations and Warranties.  Section 7 of the Loan Agreement is hereby incorporated by reference as if set forth herein in its entirety.

ARTICLE IV

COVENANTS

Company agrees with Administrative Agent, for the benefit of Administrative Agent and the Lenders, as follows:

Section 4.01                            Reporting.  Company will furnish to Administrative Agent, as soon as available and in any event within 45 days after the end of the first three fiscal quarters of each fiscal year (or 90 days, in the case of the fourth fiscal quarter):

(a)                                 a report showing Gross Revenues for such quarter and the adjustments and other reconciliations used to arrive at Net Revenues for such quarter, reconciled, in each case, to the most applicable line item in Company’s financial statements most recently delivered pursuant to Section 8.01(a) or (b) of the Loan Agreement.

(b)                                 a reconciliation of all payments made by Company pursuant to this Agreement during such quarter.

(c)                                  a certificate, in reasonable detail, with supporting calculations and information, detailing the Net Revenues for such fiscal quarter and for each other fiscal quarter in the fiscal year in which the then most recently ended fiscal quarter occurred (the “Year-to-Date Net Revenues”; such certificate, the “True-Up Statement”).  The True-Up Statement shall include a calculation of (i) the year-to-date Revenue Interest Amount as of the end of such fiscal quarter (for purposes of clarification only, calculated as the product of the Applicable Percentage multiplied by the Year-to-Date Net Revenues (the “Year-to-Date Revenue Interest Amount”), and (ii) the difference of (X) the amount Administrative Agent has received on or prior to the last day of the most recently ended fiscal quarter in payments from Company under Section 2.03 in respect of the fiscal year for which Year-to-Date Net Revenues is calculated minus (Y) the Revenue Interest Amount (the “True-Up Amount”).

Section 4.02                            Further Assurance.  Company agrees to execute and deliver, and where applicable, to file, such other documents, certificates, agreements and other writings, and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 4.03                            Certain Other Covenants.  Sections 8 and 9 of the Loan Agreement are hereby incorporated by reference as if set forth herein in their entirety.

ARTICLE V

TERMINATION

Subject to Section 6.02, this Agreement shall terminate immediately following conclusion of the Revenue Interest Period, in each case after full satisfaction of any amounts due under this Agreement by Company.  Nothing contained in this Section 5.02 shall relieve any party from liability for any breach of this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.01                            Joint and Several Nature of Obligations.  All obligations of Borrower and AC hereunder are joint and several.

Section 6.02                            Survival.  The obligations of Company under Sections 2.06, 5.03, 6.04, 6.05, 6.07, 6.11, 6.12 and 6.13 (and, to the extent that such provisions incorporate by reference the provisions of another Loan Document, the provisions of such Loan Document as so incorporated) shall survive the Revenue Interest Period and, in the case of the Lenders’ assignment of any interest in the Revenue Interest Amount, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be “Lenders”.  In addition, each representation and warranty made, or deemed to be made by a Notice of Borrowing, in or pursuant to the Loan Documents shall survive the making of such representation and warranty.

Section 6.03                            Notices.  All notices, requests, consents and demands hereunder shall be delivered in accordance with Section 15.02 of the Loan Agreement.

Section 6.04                            Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Company, Administrative Agent and each Lender (provided that Company shall not assign or transfer its rights or obligations hereunder unless consented to in writing by the Majority Lenders in accordance with the Loan Agreement).  Administrative Agent and Lenders may assign their respective rights hereunder in accordance with Sections 12 and 15.05 of the Loan Agreement.

Section 6.05                            Indemnification.  Section 15.03 of the Loan Agreement is hereby incorporated by reference as if set forth herein in its entirety.

Section 6.06                            Federal Tax.  Notwithstanding the accounting treatment thereof, for United States federal, state and local tax purposes, Company and Lenders shall treat the transactions contemplated by the Loan Documents as debt for United States tax purposes.  Company and Administrative Agent, on behalf of Lenders, agree not to take any position that is inconsistent with the provision of this Section 6.06 on any tax return or in any audit or other administrative or judicial proceeding unless (a) the other of such party has consented to such actions, which consent shall not be unreasonably withheld, or (b) the party that contemplates taking such an inconsistent position has been advised by its tax advisor in writing that it is more likely than not (i) that there is no “reasonable basis” (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in this Section 6.06 or (ii) that taking such a position would otherwise subject the party to penalties under the Internal Revenue Code of 1986, as amended.

Section 6.07                            Entire Agreement.  Sections 15.13 of the Loan Agreement is hereby incorporated by reference as if set forth herein in its entirety.

Section 6.08                            Amendments, Etc.  The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by Company and Administrative Agent

(unless the consent of Majority Lenders is required in accordance with Section 15.04 of the Loan Agreement).

Section 6.09                            Captions.  The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 6.10                            Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 6.11                            Severability.  If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

Section 6.12                            Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

Section 6.13                            Jurisdiction, Service of Process and Venue; Waiver of Jury Trial.  Sections 15.10 and 15.11 of the Loan Agreement is hereby incorporated by reference as if set forth herein in its entirety.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

COMPANY:

AXOGEN, INC.

By	/s/ Karen Zaderej
Name: Karen Zaderej
Title: President and CEO

AXOGEN CORPORATION

By	/s/ Karen Zaderej
Name: Karen Zaderej
Title: President and CEO

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ADMINISTRATIVE AGENT:

THREE PEAKS CAPITAL S.A.R.L.

By	/s/ Andrew Rubinstein
Andrew Rubinstein
Manager

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